Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Everett SpinCo, Inc. pertaining to the DXC Technology Company 2017 Omnibus Incentive Plan, the DXC Technology Company 2017 Non-Employee Director Incentive Plan, DXC Technology Company Matched Asset Plan, and the DXC Technology Company 2017 Share Repurchase Plan of our report dated February 14, 2017, with respect to the combined financial statements of Everett SpinCo, Inc. included in the Registration Statement on Form 10 (No. 000-55712) for the year ended October 31, 2016 filed with the Securities and Exchange Commission on February 14, 2017.

/s/ Ernst & Young LLP

San Jose, California

March 30, 2017